Exhibit 10.2

Termination Agreement

Made on April 20, 2005

Between

Ness Technologies Inc. (“the Company”)

And

Yaron Garmazi (“the Executive”)

WHEREAS – the Executive informed the Company that he desires to voluntarily leave his position; and

WHEREAS; the parties wish to define the various terms relating to the termination of the Executive’s employment;

It is therefore agreed as follows:

1.               The Executive will resign as Chief Financial Officer on May 20, 2005.

2.               The Executive will continue to provide consulting services to the Company from time to time as requested by the Company until September 20, 2005 (the “Termination Date”). The scope of the services will be agreed between the parties.

3.               The Executive will be entitled to his salary and benefits to which he is currently entitled (unless such benefits are terminated for all Company executives) until Termination Date. On the Termination Date, the Company will release to the Executive his mangers insurance policy (including any severance payment components) and the advanced studies fund and will redeem all unused vacation days.

4.               The Executive may continue to use the Company’s car, phone and laptop currently in his possession until the earlier of the Termination Date or upon his employment by another entity.

5.               The Executive will be entitled to a bonus of the NIS equivalent of 31,000 USD for 2004 and a bonus of the NIS equivalent 44,000 USD for 2005.

6.               Through and including 31/1/07, the Executive will be entitled to exercise any options granted to him that shall be vested by the Termination Date.  All unvested options shall terminate on the Termination Date.

7.               The Company will  obtain a directors and executive insurance policy substantially in the same terms as the current policy that shall cover the Executive during the period commencing on the Termination Date and expiring on the seventh anniversary of the Termination Date.

8.               Any employment or other agreements except the indemnification agreement dated 29/9/04 with the Company will terminate and be of no force and effect as of May 20, 2005.

9.               The Executive, in consideration of the benefits provided hereby irrevocably waives any and all claims against the Company, its officers or directors other than for claims if any that may arise if the Company does not fulfill its obligations under the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ YARON GARMAZI	/s/ RAVIV ZOLLER
Yaron Garmazi	Ness Technologies Inc.

/s/ AHARON FOGEL
Ness Technologies Inc.